EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

Court Rules in Favor of Network-1 Subsidiary in Mirror Worlds Patent Litigation

New York, New York December 4, 2015 - Network-1 Technologies, Inc. (NYSE: NTIP) announced today that United States District Judge Robert Schroeder III of the Eastern District of Texas issued a significant order in the patent infringement suit filed by Mirror Worlds Technologies, Inc. (“Mirror Worlds”), a wholly owned subsidiary of Network-1, against Apple, Inc.

In granting Mirror Worlds’ motion for summary judgment on preclusion, Judge Schroeder ruled that Apple will not be able to argue that U.S. Patent No. 6,006,227 is invalid under Sections 102 (anticipation) or 103 (obviousness) of the U.S. Patent Act, based on the outcome of an earlier case brought by the previous owner of the Mirror Worlds patent portfolio against Apple.  Based on the Judge’s order, the only invalidity defenses Apple will be able to raise will be limited to Sections 101 (patentable subject matter) and 112 (indefiniteness).  As previously announced, earlier this year Judge Schroeder rejected Apple’s attempt to invalidate Mirror Worlds’ patent claims under Section 101 at the pleading stage of the case.

Judge Schroeder’s decision also affirms that Mirror Worlds is not precluded, based on the outcome of the earlier case, from pursuing its patent infringement claims against Apple for its continued willful infringement of the ‘227 patent.  Mirror Worlds successfully argued that claim preclusion does not bar its infringement claims because the claims are based on acts of infringement that occurred after the trial of the earlier case.

“We are very pleased with the Judge’s well-reasoned and thoughtful order on the respective summary judgment motions brought by Mirror Worlds and Apple,” said Corey M. Horowitz, Chairman and Chief Executive Office of Network-1.   “We are looking forward to trial next summer so that we can finally resolve the outstanding issues relating to Apple’s continued infringement of the Mirror Worlds intellectual property,” he added.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-four (24) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1’s acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770